EXHIBIT 3.6

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINGOLD JEWELRY, INC.

Under Section 242 of the
General Corporation Law of the State of Delaware

_____________________

It is hereby certified by an officer of Kingold Jewelry, Inc. (formerly known as Activeworlds Corp.), a corporation incorporated and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), as follows:

FIRST: That the Board of Directors of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is:

(a) One Hundred Million (100,000,000) shares of Common stock having a par value of $.001 per share; and

(b) Five Hundred Thousand (500,000) shares of Preferred stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

SECOND: That this amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Paul Goodman, its President, on this 18th day of December, 2009.

KINGOLD JEWELRY, INC. (formerly known as ACTIVEWORLDS CORP.)

By:	/s/ Paul Goodman
Name: Paul Goodman Title: President